Exhibit 12

                           TELEPHONE AND DATA SYSTEMS, INC.
                         RATIOS OF EARNINGS TO FIXED CHARGES
                         For the Three Months March 31, 1994
                                (Dollars In Thousands)

                                                                    3/31/94
                                                              ------------------
   EARNINGS:
    Income from Continuing Operations before
      income taxes                                                 $18,258
      Add (Deduct):
        Minority Share of Losses                                      (368)
        Earnings on Equity Method                                   (5,021)
        Distributions from Minority Subsidiaries                     5,098
        Amortization of Non-Telephone Capitalized
          Interest                                                       6
        Minority interest in majority-owned subsidiaries
          that have fixed charges                                      482
                                                                   ------------
                                                                    18,455

      Add fixed charges:
        Consolidated interest expense                                9,213
        Interest Portion (1/3) of Consolidated Rent Expense          1,228
        Amortization of debt expense and discount on
          indebtedness                                                  37
                                                                   ------------
                                                                   $28,933
                                                                   ============

   FIXED CHARGES:
    Consolidated interest expense                                  $ 9,213
    Interest Portion (1/3) of Consolidated Rent Expense              1,228
    Amortization of debt expense and discount on indebtedness           37
                                                                   ------------
                                                                   $10,478
                                                                   ============

   RATIO OF EARNINGS TO FIXED CHARGES                                 2.76
                                                                   ============

    Tax-Effected Redeemable Preferred Dividends                    $   584
    Fixed Charges                                                   10,478
                                                                   ------------
      Fixed Charges and Redeemable Preferred Dividends             $11,062
                                                                   ============

   RATIO OF EARNINGS TO FIXED CHARGES
     AND REDEEMABLE PREFERRED DIVIDENDS                               2.62
                                                                   ============

    Tax-Effected Preferred Dividends                               $ 1,006
    Fixed Charges                                                   10,478
                                                                   ------------
      Fixed Charges and Preferred Dividends                        $11,484
                                                                   ============

   RATIO OF EARNINGS TO FIXED CHARGES
     AND PREFERRED DIVIDENDS                                          2.52
                                                                   ============
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